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                                                                    Exhibit 99.a


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    ONEOK Financial News
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ONEOK, Inc.                                 Contact: Weldon Watson, 918/588-7158
P. O. Box 871
Tulsa, OK 74102-0871                     For Immediate Release, October 13, 1999


              ONEOK CHAIRMAN TELLS COMMISSION, "THE MYTH MUST DIE"

    Brummett Says $1.8 Billion Merger May Be Jeopardized by False Allegations

         Oklahoma City-ONEOK, Inc., Chairman and CEO Larry Brummett told members of the Oklahoma Corporation Commission today that a constant stream of rumors, false allegations and innuendo about a 1993 gas purchase contract not only insults the integrity of the organization and its employees, but may jeopardize a planned merger between ONEOK and Las Vegas-based Southwest Gas.

         "These stories have grown so outrageous and so ugly and so utterly untruthful that they must be challenged," Brummett said. "For the sake of the decent men and women who work for our company, for those who believe in our future and invest in us, and for the sake of the business climate in the state we're proud to call home, the myth must die."

         At issue is a 1993 gas purchase contract between Oklahoma Natural Gas Company (a division of ONEOK) and Dynamic Energy Resources, a Tulsa-based firm. Dynamic's owners, Eugene and Nora Lum, have since pleaded guilty to federal campaign finance and tax violations. Rumors have persisted that the contract was somehow related to the Lums' illegal activities, in spite of repeated findings to the contrary, including an exhaustive 1996 investigation by the staff of the Commission's Public Utility Division. That study concluded the Dynamic contract did not harm ratepayers and there was no evidence of impropriety. The company has consistently and forcefully denied any wrongdoing.

         Brummett reminded Commission Chairman Bob Anthony of a 1997 letter in which Brummett challenged Anthony to reveal any evidence of wrongdoing by Oklahoma Natural Gas Company or "do what elementary honor and decency demand-publicly withdraw or disavow this statement." Anthony, who has frequently suggested in media interviews that the contract or other actions by the company were questionable or even illegal, has yet to respond to the letter.

         Referring to the delay by Arizona regulators considering the ONEOK-Southwest Gas merger, Brummett said, "It is no secret that this merger-a $1.8 billion transaction-may be jeopardized by the continuing campaign to distort the Dynamic contract."


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         "It has gone too far," Brummett said.  "It has got to stop."

         The transaction, which has already been approved by Southwest Gas shareholders and regulators in Nevada, awaits consideration by officials in Arizona and California. If completed, ONEOK would become the country's largest independent natural gas distributor.

         The ONEOK chairman told the commissioners that in a time of rapid change and industry consolidation, growth is a necessary strategy for survival. "We can't continue to grow if this campaign of deceit is allowed to succeed. We can't guarantee that this will always be an Oklahoma company that provides jobs and millions of dollars for the economy of this state. This is not intended in any way as a threat: it is simply the harsh reality," Brummett said.

         "It is my fervent hope that this Commission will do everything within its authority to bring resolution to these unfounded accusations, and bring this shameful campaign to an end," he concluded.

ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service Company and Oklahoma Natural Gas Company, serving 1.4 million customers.

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